Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

Rocky Mountain Chocolate Factory, Inc. (the “Company”) is incorporated in the State of Delaware and has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is our common stock, $0.001 par value per share (“Common Stock”). The rights of stockholders of the Company are generally governed by Delaware law and the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and Third Amended and Restated Bylaws (the “Bylaws”). The following is a summary of the material provisions of the Certificate of Incorporation and Bylaws. This summary is not complete and is qualified by reference to the full texts of the Certificate of Incorporation and Bylaws, copies of which are filed with the Securities and Exchange Commission (“SEC”), as well as applicable provisions of the Delaware General Corporation Law (“DGCL”).

General

The authorized capital stock of the Company consists of 46,000,000 shares of Common Stock, and 250,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the common stockholders, including the election of directors. Except as provided by the terms of any outstanding Preferred Stock, our common stockholders will possess exclusive voting power. The holders of Common Stock are not entitled to cumulative voting in the election of directors. Directors will be elected by a plurality of the votes cast in the election of directors at a duly called meeting at which a quorum is present. The affirmative vote of a majority of the votes cast at a duly called meeting at which a quorum is present shall be sufficient to approve all other matters which may properly come before the meeting, unless more than a majority of the votes cast is required by law or the Certificate of Incorporation.

Subject to preferences of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably any dividends our Board of Directors (“Board of Directors”) may declare out of funds legally available for the payment of dividends. If the Company is liquidated, dissolved or wound up, the holders of Common Stock are entitled to share pro rata in all assets remaining after payment of, or provision for, the Company’s liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of our Common Stock have no preemptive, subscription, redemption, sinking fund or conversion rights. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which we may designate and issue in the future.

Preferred Stock

The Board of Directors has the authority, subject to limitations prescribed by law, without further action by the stockholders, to issue up to 250,000 shares of Preferred Stock from time to time in one or more series and to establish the number of shares to be included in each such series. The Board of Directors also has the authority to fix the designations, voting powers, preferences, privileges, rights and limitations of any series of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. The issuance of Preferred Stock may decrease the market price of the Company’s Common Stock.

Board of Directors

The Board of Directors is not classified and each of our directors is elected annually. Our Certificate of Incorporation provides that the number of directors may be fixed only by the resolution of the Board of Directors. Subject to the rights of the holders of any outstanding Preferred Stock, any vacancy in the Board of Directors (including a vacancy caused by an increase in the number of directors) may be filled solely by resolution adopted by a majority of our directors then in office, whether or not such majority constitutes less than a quorum, or by a single remaining director. Subject to the rights of holders of any outstanding Preferred Stock to elect directors or to remove directors so elected, a director may be removed only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote in the election of directors, voting as a single class.

Special Meetings of Stockholders

Subject to the rights of holders of any outstanding Preferred Stock, special meetings of stockholders may be called only (a) pursuant to a resolution approved by a majority of the Board of Directors, (b) by the chair of the Board of Directors, or (c) by holders of at least 25% of all the shares entitled to vote at the meeting, provided that such holders have continuously held at least 25% of all the shares entitled to vote at the meeting for a period of two years prior to such special meeting.

No Stockholder Action by Written Consent

The Certificate of Incorporation provides that stockholders may not take action by written consent in lieu of a meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Except as provided in Rule 14a-8 of the Exchange Act and under the “Proxy Access” heading below, a stockholder who intends to propose business or nominate candidates for election as directors at an annual or special meeting of the stockholders of the Company must comply with the notice, informational requirements and procedures set forth in our Certificate of Incorporation and Bylaws. For the notice to be timely in connection with an annual meeting, such notice must be received by the Secretary of the Company at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. However, in the event that the next annual meeting of stockholders is convened more than 30 days prior to or delayed by more than 30 days after the one-year anniversary of the date of the prior year’s annual meeting, notice by the stockholder to be timely must be received by the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the later of the (i) 90th day before such annual meeting or (ii) 10th day following the date on which public announcement of the date of the next annual meeting of stockholders is first made. To nominate a nominee for election to the Board of Directors at a special meeting at which directors are to be elected, a stockholder’s notice must be received by the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Proxy Access

A qualifying stockholder, or a group of up to 20 such stockholders, owning at least 3% of the Company’s outstanding Common Stock throughout the three-year period preceding and including the date of submission of a director nomination notice, and who continues to own at least 3% of the Company’s outstanding Common Stock through the date of an annual meeting, may generally be able to nominate and include in the Company’s proxy materials for an annual meeting of stockholders, qualifying director nominees constituting up to the greater of one nominee or 25% of the total number of directors of the Company on the last day on which a director nomination notice may be submitted pursuant to the Bylaws; provided that the qualifying stockholder(s) and director nominee(s) satisfy the eligibility, procedural and other requirements specified in the Bylaws, including that notice of a nomination be delivered to the Company not less than 120 days or more than 150 days before the first anniversary of the date that the Company first sent its proxy statement or a notice of availability of proxy materials (whichever is earlier) to stockholders for the prior year’s annual meeting.

Amendment to the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation may generally be amended by the affirmative vote of a majority of the holders of the outstanding stock entitled to vote, except with respect to provisions regarding (i) the (a) Board of Directors, (b) stockholder meetings, and (c) the alteration, amendment, or repeal of the Certificate of Incorporation, which may only be amended upon approval of holders of at least 66-2/3% of the voting power of all of the Company’s then-outstanding shares then entitled to vote in the election of directors, voting together as a single class, and (ii) the limitation of director liability and indemnification, which may only be amended by the affirmative vote of the holders of at least 80% of the voting power of the Company’s then-outstanding shares then entitled to vote in the election of directors, voting together as a single class. The Bylaws may generally be amended by the Board of Directors or by stockholders upon approval of holders of at least 66-2/3% of the voting power of all of the Company’s then-outstanding voting stock, voting together as a single class.

Limitations on Business Combinations with Interested Stockholders

We are also subject to Section 203 of the Delaware General Corporation Law which, subject to exceptions, prohibits a Delaware corporation from engaging in any business combination with any “interested stockholder” for a period of three years following the date that a stockholder became an interested stockholder, unless:

• prior to that date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

• upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• on or following that date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The term “interested stockholder” is defined generally as any person who is the owner of 15% or more of the Company’s outstanding voting stock or any person who is an affiliate or associate of the Company and was the owner of 15% or more of the Company’s outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

Anti-Takeover Effects of Various Provisions

Certain provisions of the DGCL, our Certificate of Incorporation and our Bylaws summarized above may have an anti-takeover effect and could make the following transactions more difficult: acquisition of the Company by means of a tender offer; acquisition of the Company by means of a proxy contest or otherwise; or removal of the Company’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of the Company, including transactions that might result in a premium over the market price for shares of our Common Stock.

Transfer Agent

The transfer agent for the Common Stock is Computershare Trust Company, N.A. Its address is c/o Computershare Investor Services, 150 Royall St., Suite 101, Canton, MA 02021 or P.O. Box 43078, Providence, RI 02940-3078 and its telephone number is (800) 962-4284.

Nasdaq Global Market Listing

Our Common Stock is listed on the Nasdaq Global Market under the trading symbol “RMCF.”